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                                                                  EXHIBIT 3.3



                            CERTIFICATE OF FORMATION

                                       OF

                           HUNTSMAN ICI FINANCIAL LLC



          1. The name of the limited liability company is Huntsman ICI Financial LLC.

          2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Huntsman ICI Financial LLC on this 19th day of May, 1999.



                         By:  /s/ Mary E. Keogh
                         Name:   Mary E. Keogh
                         Title:  Authorized Person